UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

  2801 Trade Center Drive, Suite 120, Carrollton, Texas   75007
  (Address of principal executive office)   (Zip Code)

Registrant’s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2007, through our wholly-owned subsidiary GVI Security, Inc., we entered into a Credit and Security Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association under which we were provided with a $15 million revolving credit facility (the “Credit Facility”). On November 21, 2007, we borrowed approximately $10.3 million under the Credit Facility, using approximately $8.6 million of the proceeds to repay in full all of our outstanding indebtedness to Laurus Master Fund. In addition, we used $1.7 million of the initial loan proceeds to increase our working capital. Borrowings under the Credit Facility are secured by all of our assets. Upon closing, we paid Wells Fargo an origination fee of $37,500. We will also pay Wells Fargo an annual fee equal to .25% of the average daily unused portion of the Credit Facility. Outstanding loans under the Credit Facility will become due on November 20, 2010.

Pursuant to the Credit Agreement, among other things:

•
Interest accrues on outstanding loans under the Credit Facility, at our option, at a per annum rate equal to the prime rate from time to time in effect (7.5% at the date of closing) plus .75% percent, or a LIBOR rate selected by us, plus 3.25%. In comparison, our Laurus borrowings bore interest at a rate per annum equal to the prime rate plus two percent.

•
In the event we achieve Net Income (as defined in the Credit Agreement), of $1,000,000 in the year ending December 31, 2008, the interest rate under the Credit Facility will be prospectively reduced by .50% per annum.

•
Aggregate loans (plus the face amount of letters of credit) outstanding under the Credit Facility at any time may not exceed the lesser of $15 million or a borrowing base equal to the sum of 85% of “Eligible Accounts” plus the lesser of (i) 60% of “Eligible Inventory” (valued at the lower of cost or market), (ii) 85% of the “Net Orderly Liquidation Value of Eligible Inventory,” and (iii) $8.5 million. In comparison, our Laurus borrowings could not exceed $10 million, with inventory based borrowings limited to $3.5 million.

•
We will be required to pay a prepayment fee to Wells Fargo if the Credit Facility is terminated prior to maturity. Such fee ranges from $300,000 if the Credit Facility is terminated prior to November 20, 2008, to $37,500 if the Credit Facility is terminated after November 20, 2009 but prior to the maturity date.

•
We are required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants restrict our ability to pay dividends, require us to achieve minimum quarterly Net Income as set forth in the Credit Agreement, and require us to maintain a minimum Debt Service Coverage Ratio (as defined in the Credit Agreement) as of the last day of each quarter of not less than 1.25 to 1.0.

The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of Credit Agreement attached hereto as Exhibit 10.1.

Item 2.01. Termination of a Material Definitive Agreement.

As discussed above, in connection with the closing of the Wells Fargo Credit Facility, we repaid all of our obligations to Laurus Master Fund and terminated our revolving credit facility with Laurus.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Credit and Security Agreement dated as of November 20, 2007 between GVI Security Inc. and Wells Fargo Bank, National Association

Exhibit 10.2	Guaranty, dated as of November 20, 2007, by GVI Security Solutions, Inc. in favor of Wells Fargo Bank, National Association

Exhibit 10.3	Security Agreement, dated as of November 20, 2007, by GVI Security Solutions, Inc. in favor of Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2007

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Joseph Restivo
Name: Joseph Restivo
Title: Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Credit and Security Agreement dated as of November 20, 2007 between GVI Security Inc. and Wells Fargo Bank, National Association

Exhibit 10.2	Guaranty, dated as of November 20, 2007, by GVI Security Solutions, Inc. in favor of Wells Fargo Bank, National Association

Exhibit 10.3	Security Agreement, dated as of November 20, 2007, by GVI Security Solutions, Inc. in favor of Wells Fargo Bank, National Association